Exhibit 4.69

Termination Agreement

This Agreement is executed on 25 October 2005 by and among:

Party A: Whole Win Investments Limited (“Party A”)

Registered Address: P.O. Box 957,Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands

Party B: Pu Dongwan (“Party B”)

Address: #1101, Unit 3, No.9 Building, Wan Liu Xing Biao Homestead, Haidian District, Beijing

Party C: Startone (Beijing) Information Technology Co., Ltd. (“Party C”)

Address: Room C602, No.18, Xi Huan Street (S), Beijing Economic-Technological Development Area, Beijing

Whereas:

1.	Party A, Party B, and Party C reached an Exclusive Option Agreement relating to the equity interest in Party C owned by Party B(hereinafter referred to as the “Exclusive Option Agreement”) on 19 November 2004.

2.	Party A, Party B and Party C wish to terminate the said Exclusive Option Agreement.

Now therefore, the Parties agree as follows:

1.	Party A, Party B and Party C agree to terminate the Exclusive Option Agreement which shall automatically become invalid upon the effective date of this Agreement.

2.	Upon the date when the Exclusive Option Agreement becomes invalid, the rights and obligations of Party A, Party B and Party C under the Exclusive Option Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in three copies, each held by one Party.

Party A: Whole Win Investments Limited

Authorized Representative:	/s/ Fan Tai
Name:	Fan Tai
Title:	Authorized Representative

Party B: Pu Dongwan

Signature:	/s/ Pu Dongwan

Party C: Startone (Beijing) Information Technology Co., Ltd.

Authorized Representative:	/s/ Liu Binghai
Name:	Liu Binghai
Title:	Legal Representative

2